November 21, 2007

Kevin Corcoran

5338 Sayre Ave.

Fremont, CA 94536

Dear Kevin,

On behalf of Pacific Biosciences, I am pleased to offer you a position as Vice President, Software Development. You will report to Michael Phillips, VP Development.

You will receive a salary of $200,000 annually, paid twice monthly according to Pacific Biosciences payroll schedule. For the first three years of your employment with us, we will be offering you a bonus of $30,000 annually with terms and goals to be set quarterly. This bonus will be paid twice monthly and included in your payroll checks.

We will also be granting you a stock option of 225,000 shares of common stock. The size of this option represents approximately .6% of the company. This stock option must be approved by our Board of Directors, which will vote on this in the next meeting of the Compensation Committee of the Board, or its delegates, after your start date. The option will vest over a four-year period with the first 25% vesting upon the first anniversary of your start date and the remainder vesting at 1/48th of the shares for each month thereafter.

We will be offering you our standard benefits package.

We will also be offering you 15 days vacation, up to 10 days of sick time, and designated company holidays. The terms of our time off with pay policies are outlined in our employee handbook.

Your employment with Pacific Biosciences is for an indefinite term. In other words, the employment relationship is "at will," and you have the right to terminate that employment relationship at any time for any reason. Also, although I hope that you will remain with us and be successful here, Pacific Biosciences must, and does, retain the right to terminate the employment relationship at any time for any reason. This “at will" employment relationship can only be modified in writing by an authorized officer of Pacific Biosciences. This paragraph contains the entire agreement between you and Pacific Biosciences regarding the right and ability of either you or Pacific Biosciences to terminate your employment with Pacific Biosciences.

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at Pacific Biosciences any trade secrets of your former employer.

Your employment is also conditioned upon your agreement and execution of Pacific Biosciences attached Invention, Assignment and Confidentiality Agreement. You must also provide proof of your ability to legally work within the United States on your first day of employment with Pacific Biosciences. Your employment is also conditional upon your passing our background check.

Please sign the bottom of this letter to accept this offer and return the original to me. If we do not receive back confirmation of your acceptance by November 28, 2007 this offer will terminate.

Pacific Biosciences is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

Sincerely,

Lisa Blos-Johnson

VP HR

Pacific Biosciences

Employee Acceptance	Start Date